Exhibit 10.14

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of the date set forth on the signature page below (“Effective Date”) between RANGER ENERGY SERVICES, LLC, a Delaware limited liability company (the “Company”), with its principal place of business located at 800 Gessner, Suite 1000, Houston, TX 77024 and BRETT AGEE, with an address of 861 Country Lane, Houston, TX 77024 (“Consultant”).

1.                                      CONSULTANT’S SERVICES. Consultant wishes to provide advice, consultation, assistance and other services to the Company and the Company wishes to engage Consultant in such capacity as an independent contractor. In performing services under this Agreement, Consultant shall comply with all applicable laws, regulations, ordinances, codes and regulations. Consultant will provide services to the Company with a focus on the tasks and responsibilities as set forth on Schedule A (the “Services”).

2.                                      CONSULTANT’S INDEPENDENT CONTRACTOR STATUS. The Company and Consultant mutually intend that this Agreement establish between them an independent contractor relationship. All of the terms and conditions of this Agreement will be interpreted in light of that relationship.

3.                                      CONSULTANT’S FEE AND EXPENSE OBLIGATIONS.

(a)                                 For satisfactory performance of the Services described in this Agreement, the Company shall pay to Consultant a USD rate of thirty-eight thousand six hundred dollars ($38,600.00) per month.

(b)                                 Consultant will not receive any additional fee, benefits or compensation for the Services except as expressly set forth herein.

4.                                      REIMBURSEMENT OF CONSULTANT’S EXPENSES. Unless otherwise set forth herein, the Company will reimburse Consultant for reasonable and necessary expenses directly incurred by Consultant in performing the Services in accordance with this Agreement. All such expenses shall be substantiated, submitted and reimbursed in accordance with the policies and regulations established from time to time by the Company and within ten (10) business days following their incurrence (“Company Policies”).

5.                                      REPRESENTATIONS OF CONSULTANT. Consultant hereby represents and warrants to the Company as follows:

(a)                                 This Agreement constitutes the legal, valid and binding obligation of Consultant, enforceable in accordance with its terms; and

(b)                                 Consultant’s execution of this Agreement and the performance of the Services under this Agreement does not conflict with, violate or cause a breach of any agreement, contract or policy to which Consultant is a party or by which Consultant may be bound,

6.                                      TERM; TERMINATION. This Agreement shall have a term of five (5) months from the Effective Date (such period, subject to adjustment pursuant to the following sentence, the “Term”). Either party may terminate this Agreement for convenience and without cause prior to the end of the five-month period upon thirty (30) days’ advance written notice to the other party.

7.                                      PROTECTION OF THE COMPANY’S CONFIDENTIAL INFORMATION. Consultant acknowledges that he shall have access to the Company’s and its affiliates’ trade secrets and other nonpublic information belonging to the Company, its affiliated companies, partners, joint ventures, or clients in connection with the performance of this Agreement, including, without limitation, trade secrets, know-how, business plans, information and knowledge pertaining to products, services, inventions, discoveries, improvements, innovations, designs, ideas, manufacturing, advertising, marketing, vendors, distribution and sales methods, sales and profit figures, pricing, cost structure, customer and client lists and relationships between the Company and dealers, distributors, sales representatives, customers, clients, suppliers and others who have business dealings with them (collectively, “Confidential Information”). Consultant shall at all times maintain such Confidential Information in strict confidence and shall not divulge it to third parties and shall not use it for purposes outside the scope of this Agreement without the prior written consent of the Company.

8.                                      SUCCESSORS, ASSIGNS AND AFFILIATES. Consultant may not assign this Agreement or any rights obtained hereunder or delegate or subcontract any duty of performance owed hereunder without the prior written approval of the Company. Notwithstanding the foregoing, the Company may assign this Agreement or its rights and duties hereunder, without Consultant’s approval, to one or more affiliates or subsidiaries of the Company, or in connection with a merger, consolidation, reorganization or the sale of substantially all of its assets (or of any permitted assignee, as applicable). Any assignment made in contravention of this Section 8 shall be null and void for all purposes.

9.                                      NON-WAIVER. The failure of either party to exercise its rights under this Agreement shall not be deemed a waiver or such rights or a waiver of any subsequent breach.

10.                               ENTIRE AGREEMENT. This Agreement embodies the entire understanding between the parties with regard to Consultant’s services as an independent contractor to the Company and no change, alteration or modification may be made except by a written amendment to this Agreement signed by Consultant and an officer of the Company.

11.                               NOTICES. All notices required or permitted to be given under this Agreement shall be given to the parties at their addresses as stated in this Agreement. The parties may change such addresses by following the notice provision set forth in this paragraph.

12.                               MISCELLANEOUS. If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless survive and continue in full force and effect without being impaired or invalidated in any way. The language of this Agreement will be construed according to its fair meaning, and not strictly for or against either party. This Agreement shall be governed by the laws of the State of Texas. This Agreement may be executed in duplicate originals, each of which shall be deemed an original for all purposes.

[Signature Page Follows]

Effective as of this 1st day of March, 2017.

CONSULTANT:

/s/ Brett T. Agee
Brett T. Agee

Company:

RANGER ENERGY SERVICES, LLC

By:	/s/ Charles S. Leykum
Name: Charles S. Leykum
Title: Manager

Signature Page

Consulting Agreement

SCHEDULE A

SERVICES

1.                                      Provide advice and guidance with respect to existing and prospective customer relationships.

2.                                      Provide advice and guidance with respect to existing and prospective vendor relationships.

3.                                      Provide advice and guidance with respect to the Company’s current and contemplated business lines.

4.                                      Provide advice and guidance with respect to acquisitions and dispositions of equity and assets with respect to the Company and its affiliates.